Exhibit 99.1
Central Vermont Public Service NEWS RELEASE For Immediate Release: Nov. 5, 2008 Central Vermont Reports Third-Quarter Earnings

▪	Year-to-date earnings of $16.4 million, or $1.55 per diluted share, up 56 cents from last year
▪	Third-quarter earnings of $6.5 million, or 61 cents per diluted share, up 20 cents from last year
▪	Utility operating income up $5.9 million for the year and $2.2 million for the quarter
▪	Increased resale revenues and earnings from affiliates contributing to favorable results
▪	Retail rate increase of 2.3 percent effective Feb. 1, 2008
▪	Reaffirming earnings guidance for 2008 of $1.50 to $1.60 per diluted share

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported third-quarter 2008 consolidated earnings of $6.5 million, or 61 cents per diluted share of common stock, up from $4.3 million, or 41 cents per diluted share of common stock, for the same period last year.

CV reported consolidated earnings of $16.4 million, or $1.55 per diluted share of common stock, for the first nine months of 2008, up from $10.5 million, or 99 cents per diluted share of common stock, for the same period last year.

"Thanks to strong sales of our excess power supply, investments in Vermont's high-voltage transmission system, and a continued focus on controlling costs, our third-quarter financial performance helps position us to meet our 2008 goals," President Bob Young said.

"Our Alternative Regulation plan has been approved by the Public Service Board for implementation in 2009," Young said.  "The board will set base rates in the near future.  The implementation of this plan will provide more timely adjustments to power and O&M costs and send customers clearer price signals, which will better serve the interests of customers and shareholders alike."

Third-quarter 2008 results compared to 2007
Operating revenues increased $4.6 million, including $2.7 million in resale revenues, $1.3 million in retail revenues and $0.6 million in other operating revenues.  Resale revenues increased due to higher average prices and an increase in excess power available for resale.  We had more power available for resale because retail sales volume decreased almost 1.6 percent during the period and because of increased output from our owned and jointly owned generating units.  Retail revenues increased during the period because of the 2.3 percent retail rate increase effective February 1, 2008 and customer usage mix, partially offset by the unfavorable impact of reduced volume.  Other operating revenues increased due to sales of transmission rights, increased revenue from other third-party work and a 2007 provision for refund to retail customers.

Purchased power expenses increased $2.1 million due to increased output from the Vermont Yankee plant and from Independent Power Producers, partially offset by decreased short-term purchases due to excess power available to support load requirements.  Despite overall higher output, the Vermont Yankee plant reduced production levels, referred to as a derate, two times during the third quarter of 2008, compared to a derate and unplanned outage during the same period in 2007.  Independent Power Producers consist primarily of hydro facilities and output levels are dependent on weather conditions.

Other operating expenses decreased $1.2 million.  Transmission-related expenses decreased $0.6 million due to higher reimbursements under the New England transmission tariff, partially offset by higher rates under the tariff.  Maintenance expenses decreased $1 million due to lower service restoration costs resulting from mild storm activity in the third quarter of 2008 versus two large storms during the same period in 2007.  Other items included regulatory amortizations.

Equity in earnings from affiliates increased $2.5 million largely as a result of the $53 million investment that we made in Vermont Transco LLC ("Transco") in December 2007.   Interest expense increased $0.8 million largely due to the $60 million first mortgage bonds issued in May 2008.  Also, a $0.6 million decrease in Other, net was due to a decline in the cash surrender value of variable life insurance policies held in trust to fund supplemental retirement plans.

Year-to-Date 2008 results compared to 2007
Operating revenues increased $16.2 million, including $12.7 million in resale revenues, $1.6 million in retail revenues and $1.9 million in other operating revenues.  Resale revenues increased due to higher average prices and an increase in excess power available for resale. We had more power available for resale because retail sales volume decreased almost 2.9 percent, while output from Vermont Yankee, Independent Power Producers and our owned and jointly owned generating units increased compared to 2007.  The increase in retail revenues included $4.2 million from the 2.3 percent rate increase and $2.6 million from higher average unit prices due to customer usage mix, offset by $5.2 million due to decreased sales volume.  The decrease reflects lower average usage resulting from a slowing economy and energy conservation, including the effect of the loss of three industrial customers due to plant closures.  Other operating revenues increased for the same reasons described above.

Purchased power expenses increased $4.2 million due to increased purchases of output from the Vermont Yankee plant and Independent Power Producers, partially offset by decreased short-term purchases and deliveries from Hydro-Quebec.  Vermont Yankee operated at nearly full capacity during 2008 with the exception of a few derates as described above, while the plant had a scheduled refueling outage in the second quarter and a derate and unplanned outage in the third quarter of 2007.

Other operating expenses increased $4.2 million.  Transmission-related expenses increased $4.3 million due to higher rates under the New England transmission tariff and costs from Vermont Transco LLC ("Transco") for its capital projects, administrative and general costs.  Maintenance expenses decreased $2.2 million due to lower service restoration costs.  Other items are the same as those described above.

Other factors impacting 2008 results compared to 2007 include a $7.4 million increase in equity in earnings from affiliates, a $2.2 million decrease in other, net and a $2.2 million increase in interest expense.  The reasons are the same as those described above.

2008 Financial Guidance
CV reaffirms its previously issued 2008 earnings guidance in the range of $1.50 to $1.60 per diluted share.  As part of rate agreements approved by the Vermont Public Service Board, the company's allowed rate of return was capped at 10.71 percent effective February 1 through October 31, 2008, and capped at 10.21 percent from November 1 through December 31, 2008.  In 2007, the allowed rate of return was capped at 10.75 percent.

Webcast
CV will host an earnings teleconference and webcast on November 5, 2008 beginning at 2 p.m. EST.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "Q3 2008 Central Vermont Public Service Earnings Conference Call" link on the investor relations section of the company's website at www.cvps.com. An audio archive of the call will be available at approximately 4 p.m. EST at the same location or by dialing 1-888-286-8010 and entering passcode 95400258.

About CV
CV is Vermont's largest electric utility, serving more than 159,000 customers statewide.  CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
Today the company filed its third-quarter 2008 Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on the investor relations section of our web site, www.cvps.com.  Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Reconciliation of Earnings Per Diluted Share
	Three Months Ended	Nine Months Ended
	September 30	September 30

2007 Earnings per diluted share	$0.41	$0.99
Higher operating revenues	0.26	0.92
Higher equity in earnings of affiliates	0.14	0.41
Lower other operating expenses	0.03	0.01
Higher interest expense	(0.05)	(0.13)
Higher purchased power expense	(0.12)	(0.24)
Lower (higher) transmission expense	0.03	(0.24)
Other	(0.09)	(0.17)
2008 Earnings per diluted share	$0.61	$1.55

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Condensed income statement
Operating revenues:
Retail sales	$70,362	$69,053	$211,341	$209,736
Resale sales	10,751	8,030	40,430	27,681
Other	2,654	2,091	7,707	5,833
Total operating revenues	83,767	79,174	259,478	243,250

Operating expenses:
Purchased power - affiliates and other	40,131	38,053	124,319	120,132
Other operating expenses	33,201	34,370	111,344	107,173
Income tax expense	3,120	1,604	5,825	3,848
Total operating expense	76,452	74,027	241,488	231,153
Utility operating income	7,315	5,147	17,990	12,097

Other income:
Equity in earnings of affiliates	4,043	1,521	12,242	4,812
Other, net	(427)	175	(892)	1,287
Income tax expense	(1,467)	(385)	(4,350)	(1,275)
Total other income	2,149	1,311	7,000	4,824

Interest expense	2,983	2,137	8,600	6,373
Net income	6,481	4,321	16,390	10,548
Dividends declared on preferred stock	92	92	276	276
Earnings available for common stock	$6,389	$4,229	$16,114	$10,272

Per common share data
Earnings per share of common stock - basic	$0.62	$0.41	$1.56	$1.01
Earnings per share of common stock - diluted	$0.61	$0.41	$1.55	$0.99

Average shares of common stock outstanding - basic	10,352,262	10,197,869	10,321,998	10,173,647
Average shares of common stock outstanding - diluted	10,422,143	10,380,747	10,402,288	10,337,226

Dividends declared per share of common stock	$0.23	$0.23	$0.92	$0.92
Dividends paid per share of common stock	$0.23	$0.23	$0.69	$0.69

Supplemental financial statement data
Balance sheet
Investments in affiliates			$97,639	$40,201
Total assets			$559,007	$497,544
Notes Payable			$8,400	$13,225
Common stock equity			$197,799	$182,395
Long-term debt (excluding current portions)			$175,350	$115,950

Cash Flows
Cash and cash equivalents at beginning of period			$3,803	$2,799
Cash provided by operating activities			32,793	21,222
Cash used for investing activities			(26,027)	(16,544)
Cash provided by (used) for financing activities			159	(3,923)
Cash and cash equivalents at end of period			$10,728	$3,554